Exhibit 10.10
AMENDMENT TO EMPLOYMENT AGREEMENT
The Employment Agreement by and between Blackboard Inc. and Judy Verses, which took effect July 7, 2008 (“Agreement”) is hereby amended pursuant to this Amendment to Employment Agreement (“Amendment”). This Amendment will take effect on November 14, 2008.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:
1. Section 5(c)(i) is hereby amended and restated as follows:
          (i) For purposes of this Agreement, “Good Reason” shall mean (A) a material failure by Blackboard to perform its obligations under this Agreement; (B) your material relocation to more than 30 miles outside of the Washington, DC metropolitan area without your consent; or (C) a material diminution of your compensation, duties or responsibilities within three (3) months of (I) a sale or transfer of more than 50% of the total number of shares of the outstanding capital stock of Blackboard or all or substantially all of the assets of Blackboard to a single unrelated entity or group of affiliated entities (not related to Blackboard) in one or a series of closely related transactions, or (II) a merger or consolidation in which Blackboard is not the surviving entity or in which the shareholders in Blackboard prior to the merger or consolidation own less than 50% of the shares of outstanding capital stock of Blackboard.
2. Section 6(a) is hereby amended and restated as follows:
     (a) Payments and Benefits. After the first six (6) months of your Initial Term have elapsed, if during the remainder of the Term Blackboard terminates your employment without Cause (as defined in Section 5(b)), or you resign for Good Reason and comply with the obligations set forth in Section 5(c), then Blackboard will pay you at the rate of your then current base compensation, less applicable taxes and withholdings, for six months (“Severance Payments”). If, following the end of a calendar year but prior to receiving your bonus for the completed calendar year, you are terminated without Cause or resign for Good Reason, you shall also receive your bonus, less taxes and withholdings, for the completed calendar year as part of the Severance Payments. The Severance Payments shall be made over a period beginning on the Termination Date and ending six months from such date (the “Severance Period”), to be paid on Blackboard’s regular payroll cycle during the Severance Period; provided that your bonus for the completed calendar year, if any, shall be paid at such time in such next succeeding year as Blackboard deems appropriate, consistent with the payment of other executives’ bonuses. If you timely apply and qualify for COBRA, Blackboard will pay your COBRA premiums, at your current level of coverage, for six months, unless you become covered by another employer’s health insurance, in which case the COBRA coverage will be terminated when your new coverage commences. You agree to notify Blackboard immediately if you become covered by another employer’s health insurance plan. To receive the Severance Payments and COBRA premiums you must sign a release of any and all claims in the form provided by Blackboard. Such Severance Payments and COBRA premiums shall begin at the later of (i) the first pay period following your Termination Date or (ii) ten (10) days after you deliver the signed release to Blackboard.
3. The word “your” is deleted from the last sentence in Section 6(b)(iii)(B).
4. Except as expressly provided herein, the terms and conditions of the Agreement remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

This Amendment shall be governed by the same provisions as set forth in Section 12(d) of the Agreement. If any part of this Amendment is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. The headings in this Amendment are for convenience only and shall not effect the interpretation of this Amendment.
This Amendment has been agreed to and executed by the following parties on the dates set forth opposite their names:

	/s/ Judy Verses	November 14, 2008
	Judy Verses	Date

Blackboard Inc.

By:	/s/ Justin Tan	November 14, 2008
	Justin Tan	Date
Senior Vice President